GameStop Reports Second Quarter 2016 Results
Technology Brands Quarterly Profit Represents 24% of Total Operating Earnings
Collectibles Sales Grow 120%
Gross Margin Rate Expands 500 Basis Points to 37.9%

Grapevine, Texas (August 25, 2016)-GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the second quarter ended July 30, 2016.

The following table summarizes the second quarter results for fiscal 2016 and 2015 ($ in millions, except per share amounts):

Quarter Ended
	July 30, 2016	August 1, 2015	Change
Net Sales	$1,631.8	$1,761.9	-7.4%
Same Store Sales*	-10.6%	8.1%
GAAP Net Income	$27.9	$25.3	10.3%
GAAP Diluted EPS	$0.27	$0.24	12.5%
Non-GAAP Net Income	$27.9	$33.1	-15.7%
Non-GAAP Diluted EPS	$0.27	$0.31	-12.9%
Technology Brands Operating Earnings	$13.9	$0.4	3,375.0%
*excludes Technology Brands stores

Paul Raines, chief executive officer, stated, “As expected, the continued growth and increased profit contribution of our non-physical gaming businesses drove our second quarter results. Tech Brands sales grew more than 50%, omni-channel sales increased 16%, Collectibles sales more than doubled and year-to-date, more than half of GameStop’s operating earnings have come from non-physical gaming categories. These new businesses offset a tough quarter for video gaming and prove that our diversification strategy is succeeding.”

Second Quarter Results
Total global sales decreased 7.4% to $1.63 billion, while consolidated comparable store sales declined 10.6% (-12.5% in the U.S. and -5.9% internationally). Video game sales were impacted by a lack of new titles to offset strong Q2 2015 title launches, such as Batman: Arkhman Knight and Elder Scrolls Online, and a decline in hardware sales caused primarily by new information being released about upcoming new consoles. Pre-owned sales significantly outperformed the new side of the video game business, declining only 3.2% compared to the second quarter of 2015.

In July, GameStop, via its GameTrust division and partnership with Insomniac Games, launched its first Indie game, Song of the Deep. GameTrust has several new titles in development, including De-formers, set to launch this holiday.

Non-GAAP digital receipts rose 3.3%, to $205.6 million, driven by sales of DLC and console digital currency. GAAP digital sales decreased 12.7%.

Sales in the Mobile and Consumer Electronics category increased 43.0% to $203.3 million, as Technology Brands revenues increased 54.6% to $175.9 million. Technology Brands operating earnings were $13.9 million compared to $400,000 in the prior year quarter. Overall, this segment contributed 23.8% of the company’s second quarter operating earnings. Technology Brands is on track to deliver between $85 million and $100 million of operating earnings in fiscal 2016.

Collectibles sales rose 119.5% to $90.0 million, driven by sales of ThinkGeek.com, various Pokémon products, assorted Five Nights at Freddy’s skus and character pop vinyls from recently released movies like Suicide Squad. The company added ten Collectibles stores during the quarter, bringing the total global portfolio to 47 stores.

GameStop’s net earnings for the second quarter were $27.9 million, or $0.27 per diluted share, compared to diluted earnings per share of $0.24 in the prior year quarter. Non-GAAP earnings for the quarter were $27.9 million, or $0.27 per diluted share, compared to Non-GAAP earnings of $33.1 million, or $0.31 per diluted share, in the prior year quarter. Last year’s reconciliation of GAAP net income to non-GAAP net income is included with this release (Schedule III).

Capital Allocation Update
On August 22, 2016, GameStop’s board of directors declared a quarterly cash dividend of $0.37 per common share payable on September 22, 2016 to shareholders of record as of the close of business on September 9, 2016. As previously announced, GME acquired 507 new AT&T Mobility stores through the acquisition of three national AT&T authorized retailers for approximately $441 million.

Earnings Guidance
For the third quarter of fiscal 2016, GameStop expects comparable store sales to range from -2.0% to 1.0%. Diluted earnings per share are expected to range from $0.53 to $0.58. For fiscal 2016, the company is reiterating its full year diluted earnings per share guidance of $3.90 to $4.05 and comparable store sales are now expected to range of -4.5% to -1.5%.

Note: The guidance is based on weighted average shares outstanding of 104,500,000.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for August 25, 2016 at 4:00 p.m. CT to discuss the company’s financial results. The phone number for the call is 888-500-6948 and the pass code is 5743731. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,500 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 72 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, www.springmobile.com, sells all of AT&T's products and services, including DIRECTV through its 1,424 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 70 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the third quarter and fiscal 2016, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop’s results to differ materially from those described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K, as amended, for the fiscal year ended Jan. 30, 2016 filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President,
Corporate Communication & Investor Relations
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	July 30, 2016	August 1, 2015

Net sales	$1,631.8	$1,761.9
Cost of sales	1,014.1	1,181.4

Gross profit	617.7	580.5

Selling, general and administrative expenses	518.4	490.8
Depreciation and amortization	41.0	38.0

Operating earnings	58.3	51.7

Interest expense, net	13.6	5.6

Earnings before income tax expense	44.7	46.1

Income tax expense	16.8	20.8

Net income	$27.9	$25.3

Net income per common share:
Basic	$0.27	$0.24
Diluted	$0.27	$0.24

Dividends per common share	$0.37	$0.36

Weighted average common shares outstanding:
Basic	104.0	106.5
Diluted	104.3	107.2

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	62.1%	67.1%

Gross profit	37.9%	32.9%

Selling, general and administrative expenses	31.8%	27.8%
Depreciation and amortization	2.5%	2.2%

Operating earnings	3.6%	2.9%

Interest expense, net	0.8%	0.3%

Earnings before income tax expense	2.8%	2.6%

Income tax expense	1.1%	1.2%

Net income	1.7%	1.4%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	26 weeks	26 weeks
	ended	ended
	July 30, 2016	August 1, 2015

Net sales	$3,603.3	$3,822.5
Cost of sales	2,310.1	2,603.0

Gross profit	1,293.2	1,219.5

Selling, general and administrative expenses	1,039.2	970.1
Depreciation and amortization	81.7	73.8

Operating earnings	172.3	175.6

Interest expense, net	24.4	11.0

Earnings before income tax expense	147.9	164.6

Income tax expense	54.2	65.5

Net income	$93.7	$99.1

Net income per common share:
Basic	$0.90	$0.92
Diluted	$0.90	$0.92

Dividends per common share	$0.74	$0.72

Weighted average common shares outstanding:
Basic	103.9	107.2
Diluted	104.2	107.8

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	64.1%	68.1%

Gross profit	35.9%	31.9%

Selling, general and administrative expenses	28.8%	25.4%
Depreciation and amortization	2.3%	1.9%

Operating earnings	4.8%	4.6%

Interest expense, net	0.7%	0.3%

Earnings before income tax expense	4.1%	4.3%

Income tax expense	1.5%	1.7%

Net income	2.6%	2.6%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	July 30,	Aug 1,
	2016	2015
ASSETS:
Current assets:
Cash and cash equivalents	$289.5	$136.2
Receivables, net	126.6	118.3
Merchandise inventories, net	1,093.0	988.3
Prepaid expenses and other current assets	175.3	191.6
Deferred income taxes	—	65.9
Total current assets	1,684.4	1,500.3

Property and equipment:
Land	18.1	17.7
Buildings & leasehold improvements	698.8	627.9
Fixtures and equipment	899.9	926.3
Total property and equipment	1,616.8	1,571.9

Less accumulated depreciation and amortization	1,135.9	1,108.6
Net property and equipment	480.9	463.3

Goodwill	1,490.0	1,472.0
Other noncurrent assets	478.3	397.9
Total assets	$4,133.6	$3,833.5

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$370.7	$481.1
Accrued liabilities	682.4	847.4
Income taxes payable	3.4	3.5
Current portion of debt	—	12.5
Total current liabilities	1,056.5	1,344.5

Other long-term liabilities	926.1	521.7
Total liabilities	1,982.6	1,866.2

Stockholders' equity	2,151.0	1,967.3
Total liabilities and stockholders' equity	$4,133.6	$3,833.5

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	July 30, 2016		Aug 1, 2015
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total

Net Sales (in millions):

New video game hardware	$216.4	13.3%	$324.9	18.4%
New video game software	382.2	23.4%	467.2	26.5%
Pre-owned and value video game products	542.6	33.3%	560.8	31.8%
Video game accessories	119.5	7.3%	125.8	7.1%
Digital	36.3	2.2%	41.6	2.4%
Mobile and consumer electronics	203.3	12.5%	142.2	8.1%
Collectibles	90.0	5.5%	41.0	2.3%
Other	41.5	2.5%	58.4	3.4%

Total	$1,631.8	100.0%	$1,761.9	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	July 30, 2016		Aug 1, 2015
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$30.0	13.9%	$33.4	10.3%
New video game software	98.1	25.7%	110.8	23.7%
Pre-owned and value video game products	244.0	45.0%	257.8	46.0%
Video game accessories	45.7	38.2%	45.7	36.3%
Digital	32.7	90.1%	32.8	78.8%
Mobile and consumer electronics	118.5	58.3%	64.5	45.4%
Collectibles	34.7	38.6%	17.1	41.7%
Other	14.0	33.7%	18.4	31.5%

Total	$617.7	37.9%	$580.5	32.9%

GameStop Corp.

Schedule III
(in millions)
(unaudited)
Non-GAAP results
The following table reconciles the company's net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its non-GAAP net income and earnings per share.

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 30, 2016	Aug 1, 2015	July 30, 2016	Aug 1, 2015
GAAP Net Income	$27.9	$25.3	$93.7	$99.1

Business divestitures	—	—	4.1	—
Acquisition costs	—	9.1	—	9.1
Tax effect of non-GAAP adjustments	—	(1.3)	(1.5)	(1.3)

Non-GAAP Net Income	$27.9	$33.1	$96.3	$106.9

Non-GAAP earnings per share
Basic	$0.27	$0.31	$0.93	$1.00
Diluted	$0.27	$0.31	$0.92	$0.99

Number of shares used in non-GAAP calculation
Basic	104.0	106.5	103.9	107.2
Diluted	104.3	107.2	104.2	107.8